www.TractorSupply.com

TRACTOR SUPPLY COMPANY REPORTS SECOND QUARTER RESULTS
Earnings per Share Increased 17.9% to $1.12
Sales Increased 11.9% and Comparable Store Sales Increased 5.6%
Raises Full Year EPS Guidance

Brentwood, TN, July 22, 2015 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retail store chain in the United States, today announced financial results for its second quarter ended June 27, 2015.

Second Quarter Results
Net sales increased 11.9% to $1.77 billion from $1.58 billion in the prior year’s second quarter. Comparable store sales increased 5.6% versus a 1.9% increase in the prior year period. The increase in comparable store sales was broad based and driven by increases in both traffic and ticket. Comparable store transaction count increased 4.2% and average ticket increased 1.3%. The comparable store sales increase benefited from a solid performance in seasonal items, including big ticket, and consumable, usable and edible (C.U.E.) products. Seasonal and big ticket items included riding lawn mowers and trailers. C.U.E. was driven principally by strong sales in pet and animal categories. These increases were partially offset by deflation.

Gross profit increased 13.6% to $625.3 million from $550.5 million in the prior year’s second quarter. As a percent of sales, gross margin increased 50 basis points to 35.3%. The increase in gross margin resulted from strong price and markdown management, as well as lower fuel costs. These favorable items were offset in part by a change in mix to more big ticket items, which typically run below chain average margin.

Selling, general and administrative (SG&A) expenses, including depreciation and amortization, increased 12.0% to $380.2 million. As a percent of sales, SG&A expenses were relatively flat to the prior year at 21.4%. Higher year-over-year incentive compensation was partially offset by improved leverage of advertising costs, as well as certain other fixed operating costs, due to the strong comparable sales growth.

Net income increased 14.9% to $153.3 million from $133.4 million and diluted earnings per share increased 17.9% to $1.12 from $0.95 in the second quarter of the prior year.

The Company opened 17 new stores and closed one store in the second quarter of 2015 compared to 23 new store openings and no store closures in the prior year’s second quarter.

Greg Sandfort, President and Chief Executive Officer, stated, “We had a solid second quarter and were pleased with the sales trends during the quarter. Our merchandise, planning and store teams did an excellent job of managing assortments and driving strong sales and margins for the quarter. Once again, sales growth was broad based across all our merchandise categories and geographic regions and we saw growth in both traffic and ticket. Continued execution of our price and inventory management strategies contributed to healthy increases in gross margin. Looking ahead, we believe our marketing and merchandising initiatives, along with our strategic investments in the business, have us well positioned for the late summer and early fall selling season.”

First Six Months Results
Net sales increased 12.2% to $3.10 billion from $2.77 billion in the first six months of 2014. Comparable store sales increased 5.7% versus a 2.0% increase in the first six months of 2014. Gross profit increased 13.0% to $1.07 billion from $946.8 million and gross margin increased 30 basis points to 34.5% of sales from 34.2% of sales in the first six months of 2014.

Selling, general and administrative expenses, including depreciation and amortization, increased 11.4% to $731.9 million, and decreased as a percent of sales to 23.6% compared to 23.7% for the first six months of 2014.

Net income increased 16.0% to $211.4 million from $182.2 million and net income per diluted share increased 18.5% to $1.54 from $1.30 for the first six months of 2014.

The Company opened 58 new stores and closed two stores in the first six months of 2015 compared to 55 new store openings and no store closures during the first six months of 2014.

Fiscal 2015 Outlook
Based on strong performance in the first half, the Company is raising its financial expectations for fiscal 2015. Net sales are now anticipated to range between $6.25 billion and $6.33 billion compared to the Company’s previous expected range of $6.20 billion to $6.30 billion. Comparable store sales are now expected to increase 3.5% to 4.5% compared to prior expectation of an increase of 2.5% to 4.0%. The Company now anticipates net income will range from $3.00 to $3.08 per diluted share compared to previous guidance of $2.95 to $3.05 per diluted share. For the full year, the Company expects capital expenditures to range between $220 million and $230 million compared to its previous guidance of $240 million to $250 million. Capital expenditures include spending to support 110 to 115 new store openings and construction of a new Southwest distribution center in Casa Grande, Arizona scheduled to open in late fiscal 2015.

Conference Call Information
Tractor Supply Company will be hosting a conference call at 5:00 p.m. Eastern Time today to discuss the quarterly results. The call will be broadcast simultaneously over the Internet on the Company’s website at TractorSupply.com and can be accessed under the link “Investor Relations.” The webcast will be archived shortly after the conference call concludes and will be available through August 5, 2015.

Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.

About Tractor Supply Company
At June 27, 2015, Tractor Supply Company operated 1,438 stores in 49 states. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers and others who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located primarily in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, livestock, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware, truck, towing and tool products; (3) seasonal products, including heating, lawn and garden items, power equipment, gifts and toys; (4) work/recreational clothing and footwear; and (5) maintenance products for agricultural and rural use.

Forward Looking Statements
As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding sales and earnings growth, estimated results of operations, capital expenditures, marketing, merchandising and strategic initiatives and new store openings in future periods. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include, without limitation, general economic conditions affecting consumer spending, the timing and acceptance of new products in the stores, the timing and mix of goods sold,  purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations, failure of an acquisition to produce anticipated results, the ability to successfully manage expenses and execute our key gross margin enhancing initiatives, the availability of favorable credit sources, capital market conditions in general, the ability to open new stores in the manner and number currently contemplated, the impact of new stores on our business, competition, weather conditions, the seasonal nature of our business, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, changes in federal, state or local regulations, potential judgments, fines, legal fees and other costs, breach of information systems or theft of employee or customer data, ongoing and potential future legal or regulatory proceedings, management of our information systems, failure to develop and implement new technologies, the failure of customer-facing technology systems, business disruption including from the implementation of supply chain technologies, effective tax rate changes and results of examination by taxing authorities, the ability to maintain an effective system of internal control over financial reporting, changes in accounting standards, assumptions and estimates. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(Financial tables to follow)

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	SECOND QUARTER ENDED				SIX MONTHS ENDED
	June 27, 2015		June 28, 2014		June 27, 2015		June 28, 2014

		% of		% of		% of		% of
		Sales		Sales		Sales		Sales
Net sales	$1,772,900	100.0%	$1,583,831	100.0%	$3,104,252	100.0%	$2,767,511	100.0%
Cost of merchandise sold	1,147,580	64.7	1,033,299	65.2	2,034,327	65.5	1,820,760	65.8
Gross profit	625,320	35.3	550,532	34.8	1,069,925	34.5	946,751	34.2

Selling, general and administrative expenses	349,842	19.7	311,589	19.7	671,318	21.6	601,859	21.7
Depreciation and amortization	30,313	1.7	27,914	1.8	60,595	2.0	55,134	2.0

Operating income	245,165	13.9	211,029	13.3	338,012	10.9	289,758	10.5
Interest expense, net	832	0.1	308	—	1,698	0.1	762	—

Income before income taxes	244,333	13.8	210,721	13.3	336,314	10.8	288,996	10.5
Income tax expense	91,002	5.1	77,310	4.9	124,943	4.0	106,776	3.9
Net income	$153,331	8.7%	$133,411	8.4%	$211,371	6.8%	$182,220	6.6%

Net income per share:
Basic	$1.13		$0.96		$1.55		$1.31
Diluted	$1.12		$0.95		$1.54		$1.30

Weighted average shares outstanding:
Basic	136,120		138,394		136,233		138,756
Diluted	137,400		140,110		137,567		140,571

Dividends declared per common share outstanding	$0.20		$0.16		$0.36		$0.29

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	June 27, 2015	June 28, 2014
ASSETS
Current assets:
Cash and cash equivalents	$56,317	$55,965
Inventories	1,293,146	1,154,585
Prepaid expenses and other current assets	62,039	48,120
Deferred income taxes	38,005	25,515
Total current assets	1,449,507	1,284,185

Property and equipment:
Land	84,391	75,843
Buildings and improvements	723,455	607,030
Furniture, fixtures and equipment	474,975	427,024
Computer software and hardware	166,684	156,674
Construction in progress	74,245	84,049
	1,523,750	1,350,620
Accumulated depreciation and amortization	(754,847)	(657,233)
Property and equipment, net	768,903	693,387

Goodwill	10,258	10,258
Deferred income taxes	22,975	17,395
Other assets	19,627	20,303

Total assets	$2,271,270	$2,025,528

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$452,669	$390,170
Accrued employee compensation	28,910	21,158
Other accrued expenses	185,631	144,360
Current portion of capital lease obligations	441	125
Income taxes payable	77,950	73,174
Total current liabilities	745,601	628,987

Capital lease obligations, less current maturities	8,652	3,078
Deferred rent	81,446	77,864
Other long-term liabilities	52,124	49,674
Total liabilities	887,823	759,603

Stockholders’ equity:
Common stock	1,349	1,335
Additional paid-in capital	563,096	476,742
Treasury stock	(1,261,625)	(985,585)
Retained earnings	2,080,627	1,773,433
Total stockholders’ equity	1,383,447	1,265,925

Total liabilities and stockholders’ equity	$2,271,270	$2,025,528

Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	SIX MONTHS ENDED
	June 27, 2015	June 28, 2014
Cash flows from operating activities:
Net income	$211,371	$182,220
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	60,595	55,134
Gain on disposition of property and equipment	(15)	(68)
Share-based compensation expense	9,835	8,118
Excess tax benefit of stock options exercised	(12,900)	(4,171)
Deferred income taxes	(11,236)	(12,980)
Change in assets and liabilities:
Inventories	(177,696)	(175,277)
Prepaid expenses and other current assets	4,405	9,239
Accounts payable	81,846	73,683
Accrued employee compensation	(8,146)	(29,415)
Other accrued expenses	(4,533)	(10,742)
Income taxes payable	78,414	67,921
Other	1,475	2,842
Net cash provided by operating activities	233,415	166,504
Cash flows from investing activities:
Capital expenditures	(97,014)	(82,114)
Proceeds from sale of property and equipment	301	166
Net cash used in investing activities	(96,713)	(81,948)
Cash flows from financing activities:
Borrowings under revolving credit agreement	180,000	110,000
Repayments under revolving credit agreement	(180,000)	(110,000)
Excess tax benefit of stock options exercised	12,900	4,171
Principal payments under capital lease obligations	(199)	(27)
Repurchase of shares to satisfy tax obligations	(1,095)	(1,211)
Repurchase of common stock	(124,540)	(146,997)
Net proceeds from issuance of common stock	30,466	13,000
Cash dividends paid to stockholders	(49,051)	(40,270)
Net cash used in financing activities	(131,519)	(171,334)
Net change in cash and cash equivalents	5,183	(86,778)
Cash and cash equivalents at beginning of period	51,134	142,743
Cash and cash equivalents at end of period	$56,317	$55,965

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$694	$360
Income taxes	57,367	51,306

Supplemental disclosures of non-cash activities:
Property acquired through capital lease	$4,122	$1,988
Non-cash accruals for construction in progress	22,442	7,745

Selected Financial and Operating Information
(Unaudited)

	SECOND QUARTER ENDED		SIX MONTHS ENDED
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014
Sales Information:
Comparable store sales increase	5.6%	1.9%	5.7%	2.0%
New store sales (% of total sales)	5.8%	6.3%	5.9%	6.3%
Average transaction value	$47.54	$46.79	$45.04	$44.42

Comparable store average transaction value increase (decrease)	1.3%	(0.3)%	1.1%	(1.2)%
Comparable store average transaction count increase	4.2%	2.3%	4.5%	3.2%
Total selling square footage (000’s)	23,086	21,346	23,086	21,346

Store Count Information:
Beginning of period	1,422	1,308	1,382	1,276
New stores opened	17	23	58	55
Stores closed	(1)	—	(2)	—
End of period	1,438	1,331	1,438	1,331

Pre-opening costs (000’s)	$1,791	$1,998	$4,558	$4,268

Balance Sheet Information:
Average inventory per store (000’s) (a)	$834.9	$802.4	$834.9	$802.4
Inventory turns (annualized)	3.55	3.55	3.33	3.33
Share repurchase program:
Cost (000’s)	$76,595	$62,542	$124,540	$146,997
Average purchase price per share	$87.45	$65.09	$84.60	$66.13

Capital Expenditures (millions):
Distribution center capacity and improvements	$21.8	—	$40.2	$0.9
New and relocated stores and stores not yet opened	16.0	$19.6	37.0	39.6
Information technology	5.6	5.6	12.1	12.1
Existing stores	4.7	4.3	7.1	8.7
Corporate and other	0.1	10.7	0.6	20.8
Total	$48.2	$40.2	$97.0	$82.1

(a) Assumes average inventory cost, excluding inventory in transit.